EXHIBIT (23)(A)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Signet Banking Corporation that is made a part of the Registration Statement (Form S-4 No. 333-00000) and related prospectus of First Union Corporation for the registration of 69,700,000 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements of Signet Banking Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                         ERNST & YOUNG LLP

Richmond, Virginia
September 24, 1997

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